EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2017 Results
ATLANTA, May 3, 2017 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major U.S. office markets, today announced its results for the quarter ended March 31, 2017.

Highlights for the Three Months Ended March 31, 2017:

•	Reported Net Income Applicable to Common Stockholders of $0.10 per diluted share as compared with $0.07 per diluted share for the quarter ended March 31, 2016;

•	Achieved Core Funds From Operations ("Core FFO") of $0.45 per diluted share as compared with $0.41 for the quarter ended March 31, 2016;

•	Reported an approximate 17% increase in Same Store NOI- Cash Basis;

•	Completed approximately 400,000 square feet of leasing during the first quarter, of which 38% related to new leases; and

•	Entered into a binding contract with limited contingencies to sell Two Independence Square, an approximately 606,000 square foot office building located in Washington, D.C., for $359.6 million.

Donald A. Miller, CFA, President and Chief Executive Officer, commented, "We are pleased with our quarterly financial results, as almost all of our metrics reflected meaningful growth. Leasing activity for the first quarter was also encouraging with activity across all of our key markets. The results for the quarter include the contribution of a large asset which is expected to be sold during the second quarter.”

Results for the Quarter ended March 31, 2017

Piedmont recognized net income applicable to common stockholders for the three months ended March 31, 2017 of $15.1 million, or $0.10 per diluted share, as compared with $10.4 million, or $0.07 per diluted share, for the three months ended March 31, 2016, with the increase primarily attributable to new leases commencing over the last twelve months, as well as net transactional activity.

Funds From Operations ("FFO"), which removes the impact of gain/loss on sales, as well as depreciation and amortization, and Core FFO, which further removes the impact of acquisition expenses, were both $0.45 per diluted share for the three months ended March 31, 2017, as compared with $0.41 per diluted share for the three months ended March 31, 2016, with the increase primarily due to the same factors impacting net income noted above, including modest one-time lease restructuring fees of approximately $1.0 million.

Revenues and property operating costs for the three months ended March 31, 2017 also increased due to net transactional activity and new leases commencing over the last twelve months. Revenues and property operating costs for the three months ended March 31, 2017 were $148.5 million and $55.4 million, respectively, compared to $138.0 million and $54.3 million, respectively, for the same period a year ago.

General and administrative expense was $8.6 million for the three months ended March 31, 2017, compared to $7.8 million for the same period in 2016, primarily as a result of increased accruals for potential stock-based compensation expense during the current period. Interest expense increased $1.7 million for the three months ended March 31, 2017, as compared to the three months ended March 31, 2016, due to a reduction in the amount of capitalized interest as three recently completed development projects were placed in service during the current period.

Leasing Update

The Company's leasing volume for the quarter ended March 31, 2017 totaled approximately 400,000 square feet, with approximately 38% related to new leases. Leasing highlights for the first quarter of 2017 included: an approximately 53,000 square foot, 10-year new lease with the Social Security Administration at One Independence Square in Washington, D.C.; an approximately 38,000 square foot, 7+ year lease renewal with Futurewei Technologies, Inc. at 400 Bridgewater Crossing in Bridgewater, NJ; and an approximately 33,000 square foot, 7+ new lease with Ipswitch at 5&15 Wayside Road in Burlington, MA. As a result of the inclusion of the Company's three recently completed development projects in the Company's operating statistics for the first time during the first quarter, the Company's leased percentage as of March 31, 2017 was 91.5%.

Weighted average lease term was approximately 6.8 years as of March 31, 2017. Same Store NOI increased 16.9% and 9.6% on a cash and accrual basis, respectively, compared to the first quarter of the prior year, primarily reflecting expiration of abatement periods and the commencement of leases over the last twelve months. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Activity

During the three months ended March 31, 2017, Piedmont entered into a binding contract with limited contingencies to sell Two Independence Square, its 606,000 square foot, 9-story, office building located in the Southwest submarket of Washington, D.C. and leased to the National Aeronautics and Space Administration, for $359.6 million ($593 per square foot). The transaction is expected to close in mid- 2017.

Subsequent Events

Second Quarter 2017 Dividend Declaration

On May 2, 2017, the board of directors of Piedmont declared dividends for the second quarter of 2017 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 26, 2017, payable on June 16, 2017.

Renewal of Stock Repurchase Plan

Also on May 2, 2017, the board of directors of Piedmont re-authorized the Company's stock repurchase plan to permit the purchase of shares of common stock having an aggregate purchase price of up to $250 million between May 2, 2017 and May 2, 2019. This authorization supersedes and replaces our previously authorized stock repurchase plan.

Changes in Goodwill Accounting (and Related Prior Period Financial Information)

During the preparation and review of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, the Company concluded that it had not properly accounted for goodwill in connection with real estate assets sold or held for sale in prior periods. Specifically, in prior periods, the Company did not allocate a portion of its goodwill to the carrying value of real estate held for sale and real estate sold when determining impairments or gain or loss on sale. As a result, the Company overstated previously reported gains on dispositions of real estate assets or, in certain instances, understated the loss on impairment of real estate assets, in periods beginning after December 1, 2010 through September 30, 2016. The cumulative estimated impact of the non-cash adjustments to correct these errors will be a reduction in goodwill and a corresponding increase in cumulative distributions in excess of earnings of approximately $81.2 million as of December 31, 2016. As of December 31, 2015, the cumulative estimated impact of the non-cash adjustments to correct these errors will be a reduction in goodwill and cumulative distributions in excess of earnings of approximately $75.3 million and $73.0 million, respectively, and a corresponding increase in other assets held for sale of approximately $2.3 million. The estimated impact to earnings for the years ended December 31, 2016, 2015, and 2014 is approximately $8.2 million, $41.7 million, and $2.4 million, respectively. Additional detail regarding the effects of this error can be found in the Company’s Current Report on Form 8-K filed simultaneously with this release.

The estimated impact of these errors above, as well as the additional financial information provided in the Company’s Current Report on Form 8-K, are preliminary. This information remains subject to change as the Company completes the process of amending its previously issued financial statements. While the Company currently expects to complete this process prior to or concurrently with filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, there can be no assurance as to the precise timing when this process will be completed or what periods will be impacted as a result; however, the Company expects to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 by May 10, 2017.

Guidance for 2017

Based on management's expectations, the Company affirms its previously issued guidance for full-year 2017 as follows:

(in millions, except per share data)	Low		High
Net Income	$105	-	$213
Add:
Depreciation	127		134
Amortization	75		76
Less: Gain on Sale of Real Estate Assets	(59)	-	(161)
NAREIT FFO and Core FFO applicable to Common Stock	248		262
NAREIT FFO and Core FFO per diluted share	$1.70	-	$1.80

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including major acquisitions and dispositions, as well as those factors discussed under "Forward Looking Statements" below.

Assuming the Two Independence Square property sale closes and transaction proceeds are used to pay down outstanding debt, future earnings are estimated to be impacted by $0.01 per diluted share per quarter of Net Income and $0.02 per diluted share per quarter of NAREIT FFO and Core FFO. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended March 31, 2017 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash basis), Property NOI (cash basis) and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Wednesday, May 3, 2017 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through May 17, 2017, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 10340. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2017 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2017 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major U.S. office markets. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 20 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2017.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, and/or socio-economic changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of our Annualized Lease Revenue; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the results of our preparation of amendments to our previously filed financial statements and public reports, including any audit or review of such amendments by our auditors; our confirmation of the time periods to be covered by such amendments; the implementation of any necessary changes to our internal controls and procedures in a timely and cost efficient manner; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
	March 31, 2017	December 31, 2016
	(unaudited)	(unaudited as restated)
Assets:
Real estate assets, at cost:
Land	$617,138	$617,138
Buildings and improvements	3,647,718	3,610,360
Buildings and improvements, accumulated depreciation	(881,861)	(856,254)
Intangible lease assets	205,061	208,847
Intangible lease assets, accumulated amortization	(113,129)	(109,152)
Construction in progress	19,165	34,814
Real estate assets held for sale, gross	314,258	314,258
Real estate assets held for sale, accumulated depreciation and amortization	(89,187)	(88,319)
Total real estate assets	3,719,163	3,731,692
Investments in and amounts due from unconsolidated joint ventures	7,654	7,360
Cash and cash equivalents	6,808	6,992
Tenant receivables, net of allowance for doubtful accounts	25,194	26,494
Straight line rent receivables	170,694	163,789
Restricted cash and escrows	1,253	1,212
Prepaid expenses and other assets	21,576	23,655
Goodwill	98,918	98,918	(1)
Deferred lease costs, less accumulated amortization	290,100	298,695
Other assets held for sale, net	9,380	9,361
Total assets	$4,350,740	$4,368,168
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,733,343	$1,687,731
Secured debt, net of premiums and unamortized debt issuance costs	332,471	332,744
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	116,077	165,410
Deferred income	30,683	28,406
Intangible lease liabilities, less accumulated amortization	45,594	48,005
Interest rate swaps	5,475	8,169
Total liabilities	2,263,643	2,270,465
Stockholders' equity :
Common stock	1,453	1,452
Additional paid in capital	3,675,575	3,673,128
Cumulative distributions in excess of earnings	(1,596,276)	(1,580,863)	(1)
Other comprehensive income	4,466	2,104
Piedmont stockholders' equity	2,085,218	2,095,821
Non-controlling interest	1,879	1,882
Total stockholders' equity	2,087,097	2,097,703
Total liabilities and stockholders' equity	$4,350,740	$4,368,168

Number of shares of common stock outstanding as of end of period	145,320	145,235

(1) Amount has been adjusted to reflect the cumulative effect of allocating a portion of the Company’s goodwill to the carrying value of real estate sold between December 1, 2010 and September 30, 2016 as required under Accounting Standard Codification 350. See item 4.02 in the Company’s 8-K, filed May 3, 2017.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2017	3/31/2016
Revenues:
Rental income	$123,450	$114,738
Tenant reimbursements	24,500	22,751
Property management fee revenue	513	523
Total revenues	148,463	138,012
Expenses:
Property operating costs	55,384	54,279
Depreciation	30,768	31,782
Amortization	20,415	17,806
General and administrative	8,596	7,773
Total operating expenses	115,163	111,640
Real estate operating income	33,300	26,372
Other income (expense):
Interest expense	(18,057)	(16,385)
Other income/(expense)	(42)	294
Net loss from casualty events	(58)	—
Equity in income of unconsolidated joint ventures	11	115
Loss on sale of real estate assets	(53)	(20)
Net income	15,101	10,376
Less: Net loss/(income) applicable to noncontrolling interest	3	(4)
Net income applicable to Piedmont	$15,104	$10,372
Weighted average common shares outstanding - diluted*	145,833	145,791
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.10	$0.07

*Number of shares of common stock outstanding as of end of period	145,320	145,235

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2017	3/31/2016
GAAP net income applicable to common stock	$15,104	$10,372
Depreciation of real estate assets(1) (2)	30,629	31,639
Amortization of lease-related costs(1)	20,406	17,822
Loss on sale of real estate assets (1)	53	20
NAREIT Funds From Operations applicable to common stock*	66,192	59,853
Acquisition costs	6	12
Core Funds From Operations applicable to common stock*	66,198	59,865
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	630	647
Depreciation of non real estate assets	195	204
Straight-line effects of lease revenue (1)	(5,703)	(7,848)
Stock-based and other non-cash compensation	2,041	1,928
Net effect of amortization of below-market in-place lease intangibles (1)	(1,559)	(1,238)
Acquisition costs	(6)	(12)
Non-incremental capital expenditures (3)	(7,672)	(9,996)
Adjusted funds from operations applicable to common stock*	$54,124	$43,550
Weighted average common shares outstanding - diluted**	145,833	145,791
Funds from operations per share (diluted)	$0.45	$0.41
Core funds from operations per share (diluted)	$0.45	$0.41

**Number of shares of common stock outstanding as of end of period	145,320	145,235

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	3/31/2017	3/31/2016	3/31/2017	3/31/2016

GAAP net income applicable to common stock	$15,104	$10,372	$15,104	$10,372
Net (income)/loss applicable to noncontrolling interest	(3)	4	(3)	4
Interest expense	18,057	16,385	18,057	16,385
Depreciation (1)	30,824	31,843	30,824	31,843
Amortization (1)	20,406	17,822	20,406	17,822
Acquisition costs	6	12	6	12
Loss from casualty events	58	—	58	—
Loss on sale of real estate assets (1)	53	20	53	20
Core EBITDA*	84,505	76,458	84,505	76,458
General & administrative expenses (1)	8,602	7,777	8,602	7,777
Management fee revenue	(317)	(292)	(317)	(292)
Other income (1)	36	(307)	36	(307)
Straight line effects of lease revenue (1)	(5,703)	(7,848)
Amortization of lease-related intangibles (1)	(1,559)	(1,238)
Property NOI*	85,564	74,550	92,826	83,636
Net operating income from:
Acquisitions	(4,766)	—	(7,054)	—
Dispositions	(110)	(5,199)	(110)	(5,732)
Other investments(2)	280	(70)	(386)	(95)
Same Store NOI *	$80,968	$69,281	$85,276	$77,809
Change period over period in Same Store NOI	16.9%	N/A	9.6%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 3100 Clarendon Boulevard in Arlington, Virginia, Enclave Place in Houston, Texas, and 500 TownPark in Lake Mary, Florida, are included in this line item.

*Definitions:

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: i) they were owned, ii) they were not under development / redevelopment, and iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.